================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   --------
                                   FORM 8-K
                                   --------

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

               NOVEMBER 26, 2002                                 0-23199
------------------------------------------------          ----------------------
Date of Report (Date of earliest event reported)          Commission File Number


                             PHONE1GLOBALWIDE, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                                      65-0669842
---------------------------------        ---------------------------------------
(State or other jurisdiction             (I.R.S. Employer Identification Number)
of incorporation or organization)

                            100 N. BISCAYNE BLVD., SUITE 2500
                                  MIAMI, FLORIDA 33132
--------------------------------------------------------------------------------
                   (Address of Principal Executive Offices) (Zip Code)

                                     (305) 371-3300
--------------------------------------------------------------------------------
                  (Registrant's telephone number, including area code)

================================================================================

ITEM 5.  Other Events and Regulation FD Disclosure

ADDITIONAL $5 MILLION LOAN FROM GNB BANK PANAMA S.A.

On November 26, 2002, the Company's subsidiary, Phone1, Inc. (the "Borrower"), entered into a Loan Agreement with GNB Bank Panama S.A. ("GNB Bank") for a loan in the amount of $5 million (the "$5 Million Loan"). The $5 Million Loan is on terms substantially identical to the $20 million loan refinancing between the Borrower and GNB Bank on September 30, 2002 (the "$20 Million Loan"), except that the maturity of the $5 Million Loan is the earlier of: (i) October 31, 2003 and (ii) March 31, 2003, if on or prior to such date, neither the Borrower, the Company nor its other primary subsidiary, Globaltron Communications Corporation, has received a loan for a period of 12 months in the amount of at least $5 million. Like the $20 Million Loan, the $5 Million Loan is secured by a lien on all of the assets of the Borrower, the Company and Globaltron, and is guaranteed by the Company and Globaltron. The $5 Million Loan bears interest at the prime rate (as announced from time to time by Citibank, N.A.) plus 2% per annum. The $5 Million Loan is in addition to the option granted to GNB Bank pursuant to the terms of the $20 Million Loan to make an additional $5 million loan on the same terms as the $20 Million Loan (the "Optional Loan"). GNB Bank also advised the Company that it is not exercising its right to call the early maturity of the $20 Million Loan on November 30, 2002.

Like the $20 Million Loan, the principal and interest of the $5 Million Loan is convertible, in whole or in part, prior to or after the maturity date (if the Loan is not fully paid), as elected by GNB Bank, into shares of the common stock of the Company at the rate of $.40 per share (the "Conversion Rate"). The Conversion Rate is subject to certain anti-dilution adjustments, including downward adjustment to the amount of any issuance of securities of the Company at a price less than $.40 per share. Subject to such adjustments, if GNB Bank were to elect to convert the entire $20 Million Loan, 50 million shares (plus an additional amount for any accrued but unpaid interest) could be issued to GNB Bank. GNB Bank is the Company's largest shareholder and if it elected to: (i) convert all of the $20 Million Loan, (ii) convert all of the $5 Million Loan,
(iii) fund and convert the Optional Loan, and (iv) convert its shares of the Company's Series A Preferred Stock (described below), it would beneficially own approximately 70% of the Company's issued and outstanding shares of common stock. Upon any conversion of the loans, the Company has agreed to cause the registration of the shares of common stock issued upon conversion under applicable securities laws so as to facilitate any potential resale by GNB Bank of such common stock.

As was the case with the $20 Million Loan and the Optional Loan, the conversion price of $.40 per share of the new $5 Million Loan, has triggered certain anti-dilution provisions applicable to the Company's 9,000,000 issued and outstanding shares of Series A Preferred Stock. Like many types of Preferred Stock commonly issued, the Company's Series A Preferred Stock include weighted average anti-dilution provisions which result in a lowering of the conversion price of the shares of such Preferred Stock into the Company's common stock anytime shares of common stock are issued (or options or other securities exercisable or convertible into common stock) for a price per share less than that paid for the Series A Preferred Stock. Prior to the $5 Million Loan, such 9,000,000 shares Series A Preferred Stock were convertible at approximately $.673 per share into an aggregate of approximately 13,373,000 shares of common stock. After giving effect to the $5 Million Loan, such 9,000,000 shares are convertible at approximately $.646 per share into an aggregate of approximately 13,931,888 shares of common stock. GNB Bank is the owner of 7,000,000 shares of the Series A Preferred Stock.

The Company is seeking additional funding from a variety of sources, including potential issuances of our securities in one or more private transactions. However, we make no assurances that we will be able to obtain such financing or, if obtained, that it will be on terms profitable to us. Such activities would (including the foregoing $5 and 20 Million Loans, if converted) result in significant dilution to existing investors and may result in significant transactions costs to the Company.

ITEM 7.  Financial Statements, Pro Forma Financial Statements and Exhibits.

(a)(b)   None

(c)      Exhibits
         --------

10.1 Loan Agreement dated November 26, 2002, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.2 Security Agreement dated November 26, 2002, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.3 Promissory Note in the original principal amount of $5 million issued to GNB Bank Panama S.A.

10.4 Letter dated November 27, 2002, from GNB Bank Panama S.A. notifying Phone1, Inc. that it is not accelerating the maturity date of the $20 Million Loan.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 11, 2002                PHONE1GLOBALWIDE, INC.



                                        By: /s/ Syed Naqvi
                                            -----------------------------------
                                             Syed Naqvi, Chief Financial Officer

                                  Exhibit Index
                                  -------------

10.1 Loan Agreement dated November 26, 2002, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.2 Security Agreement dated November 26, 2002, among Phone1, Inc., Phone1Globalwide, Inc., Globaltron Communications Corporation and GNB Bank Panama S.A.

10.3 Promissory Note in the original principal amount of $5 million issued to GNB Bank Panama S.A.

10.4 Letter dated November 27, 2002, from GNB Bank Panama S.A. notifying Phone1, Inc. that it is not accelerating the maturity date of the $20 Million Loan.